Exhibit 10.4
[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

December 9, 2025

Stephen P. Patak
[*]

Dear Stephen,

On behalf of Blaize, Inc. (hereafter referred to as “Blaize” or “the Company”), I am pleased to offer you exempt regular employment as Chief Revenue Officer reporting to Dinakar Munagala, CEO, on a full-time basis, with an anticipated start date of January 12, 2026. You will be based out of your remote home office.

Should you accept our offer, Blaize will pay you a base salary of $375,000.00 on an annualized basis for your services, less deductions required by law, in accordance with our normal payroll practices. You will be eligible for an annual variable incentive target of $375,000.00 annualized based upon successfully achieving objectives set by the Company subject to the terms and conditions of the Company’s Sales Incentive Plan. Your objectives will be formally agreed to within two months of your start date. Your variable incentive for Q1, Q2, Q3, and Q4 of 2026 will be guaranteed at 100% ($93,750 per quarter), subject to your start date and active employment during the applicable periods. You will be paid by Blaize on a semi-monthly basis, on the 15th and the last day of the month.

The Company will also offer a one-time signing bonus of $50,000, payable within the first month of employment. If you resign your employment with the Company within one (1) year of your start date, you must repay the bonus in full.

We will recommend to the Board of Directors that you be granted a one-time sign-on equity grant of 20,000 Restricted Stock Units (“RSUs”), which will vest quarterly over 2 years, subject to Board of Directors approval and the terms of Blaize’s standard RSU grant agreement. Additionally, we will recommend to the Board of Directors that you be granted 800,000 Non-Qualified (“NQ”) Stock Options. Details of the stock program will be as outlined in the grant agreement provided to you after Board approval. Twenty-five percent (25%) of the NQ options will vest on the one-year anniversary of your start date, and the remaining seventy-five percent (75%) will vest in equal quarterly installments over the following three (3) years.

As a regular employee of the Company, you will be entitled to participate in a number of Company-sponsored benefits, including flexible time off in accordance with the Company’s flexible time off policy, as in effect from time to time. Additional information regarding the employment policies of the Company will be available to you when you begin work.

While you render services to the Company, you will not engage in any other employment, consulting, or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

Blaize employs its employees at-will, meaning that either you or the Company may terminate the employment relationship at any time, with or without cause and with or without notice. Should you join us, Blaize will employ you on an at-will basis and apply to you the same policies and procedures applicable to its employees generally. We may, at our discretion, determine other terms and conditions of your employment, including, but not limited to, work assignments and work schedules, and may modify any terms and conditions of employment at any time, including your base salary or base pay rate. Except for the CEO of the Company, no manager or other representative of Blaize has authority to agree on behalf of the Company to employ any employee for any specific period of time, to employ any employee on other than an at-will basis, or to limit the Company’s right to modify the terms and conditions of your employment. Any agreement to employ any employee for any specific period of time, to employ any employee on other than an at-will basis, or to limit Blaize’s right to modify the terms and conditions of your employment, is binding only if signed by you and the CEO of the Company. Any contrary representations that may have been made to you are superseded by this letter. This is the full and complete agreement between you and the Company on the terms of your employment.

We will also provide you with a separate Executive Severance and Change in Control
Agreement as part of your overall employment agreement with Blaize.

All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

Employees of Blaize may work with and/or develop information that is considered confidential by the Company. Thus, like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement (PIIA), a copy will be provided to you via ContractWorks.

This letter and the PIIA supersede and replace any prior agreements, representations, or understandings (whether written, oral, implied, or otherwise) between you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This letter may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter and the resolution of any disputes as to the meaning, effect, performance, or validity of this letter or arising out of, related to, or in any way connected with, this letter, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in El Dorado County, California in connection with any Dispute or any claim related to any Dispute.

Your offer is contingent upon completing Blaize’s Employment Application and successful completion of reference checks and background investigation. Finally, in accordance with federal law, Blaize requires all employees to present proof of their right to work in the United States prior to commencing work. Please be prepared to present documents demonstrating your right to work on or before your first day of work.

We are excited about the prospect of working with you and hope that you will decide to join us. To memorialize your acceptance of our offer, please sign this letter in the designated space below and return it, and a signed copy of the PIIA, to me by December 12, 2025. If we do not hear from you by December 12, 2025, our offer will expire at the close of business on that date.

If you have any questions about our offer or employment at Blaize in general, I encourage you to contact me at your convenience.

Sincerely,

/s/ Doug Burns
Douglas Burns
Chief People Officer

I accept the offer of employment set forth above.

/s/ Stephen P. Patak                        December 10, 2025
Stephen P. Patak                        Date